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Skynet Holdings, Inc. Announces Filing Of Bankruptcy Petition By Its Subsidiary,
Pony Express Delivery Services, Inc.


ATLANTA--(BUSINESS WIRE)--June 14, 2000--Skynet Holdings, Inc. (OTC:SKYNE), a provider of customized, same day, next day, and global time sensitive delivery services announced today that its wholly owned subsidiary Pony Express Delivery Services, Inc., has suspended substantially all of its operations, with the exception of operations in the State of Florida, and has filed for Chapter 11 bankruptcy protection in the U.S. Bankruptcy Court for the Northern District of Georgia, Atlanta, Georgia.

"We regret this very unfortunate development. However, due to Pony Express' deteriorating economic position, Skynet Holdings is no longer able to absorb the ongoing losses experienced by Pony Express," said Donald L. Harrill, President & CEO of Skynet Holdings, Inc.

Harrill continued that "although Pony Express will cease domestic operations with the exception of Florida, worldwide operations of Skynet Holdings' other subsidiaries continue uninterrupted. Skynet Holdings' three domestic offices -- offices in England, Malaysia, and Australia -- and the worldwide delivery network of more than 1,100 independently owned and operated Skynet Worldwide express offices in over one hundred countries continue normal operations."

In a related development, Skynet Holdings also announced that its wholly owned subsidiary Fleet Acquisition Corp. and Courier Express, Inc., a wholly owned subsidiary of Pony Express Delivery Services, Inc., also filed petitions for protection under Chapter 11 of the Bankruptcy Code in the U.S. Bankruptcy Court for the Northern District of Georgia and suspended all operations.

About Skynet Holdings

Skynet Holdings, Inc., headquartered in Atlanta, Georgia, is a full service provider of global transportation delivery services operating primarily as a domestic regional and international express courier for time sensitive documents and packages. Services include time certain deliveries within 24-48 hours of pickup; next flight out services for same day expedited deliveries; local ground transport; freight forwarding services; bulk shipment of mass mailing materials for local distribution; and global logistics services incorporating the company's proprietary computerized tracking system. Skynet operates company-owned SkyNet Worldwide Express offices in England, Malaysia and Australia. In addition, Skynet provides worldwide delivery services to its customers through a network of more than 1,100 independently owned and operated "SkyNet Worldwide Express" offices in over 100 countries.

In conjunction with the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995, this news release may contain forward-looking statements pertaining to future anticipated projected plans, performance and developments, as well as other statements relating to future operations. All such forward-looking statements are necessarily only estimates of future results and there can be no assurance that actual results will not materially differ from expectations. Further information on potential factors which could affect Skynet Holdings, Inc. are included in the company's Annual Report on Form 10-K for the year ended June 30, 1999, filed with the Securities and Exchange Commission.

CONTACT:

Skynet Holdings Inc.

John T. Luft, 310/260-2650

or

The Lee Strategy Group

James Lee, 310/229-5771

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